UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2019

BRISTOL-MYERS SQUIBB COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-1136 (Commission File Number) 430 East 29th Street, 14th Floor New York, NY, 10016 (Address of Principal Executive Office)	22-0790350 (IRS Employer Identification Number)

Registrant’s telephone number, including area code: (212) 546-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 Par Value	BMY	New York Stock Exchange
1.000% Notes due 2025		New York Stock Exchange
1.750% Notes due 2035		New York Stock Exchange

Item 8.01	Other Events.

On May 7, 2019, Bristol-Myers Squibb Company (the “Company”) agreed to sell (i) $750,000,000 aggregate principal amount of its floating rate notes due 2020, (ii) $500,000,000 aggregate principal amount of its floating rate notes due 2022, (iii) $1,000,000,000 aggregate principal amount of its 2.550% notes due 2021, (iv) $1,500,000,000 aggregate principal amount of its 2.600% notes due 2022, (v) $3,250,000,000 aggregate principal amount of its 2.900% notes due 2024, (vi) $2,250,000,000 aggregate principal amount of its 3.200% notes due 2026, (vii) $4,000,000,000 aggregate principal amount of its 3.400% notes due 2029, (viii) $2,000,000,000 aggregate principal amount of its 4.125% notes due 2039 and (ix) $3,750,000,000 aggregate principal amount of its 4.250% notes due 2049 (collectively, the “Notes”), pursuant to the Purchase Agreement, dated May 7, 2019 (the “Purchase Agreement”), among the Company and the initial purchasers named therein.  The Notes are being issued pursuant to, and in accordance with the terms and subject to the conditions set forth in, a confidential offering memorandum, dated May 7, 2019.  The Company expects that the Notes offering will be completed on or about May 16, 2019, subject to customary closing conditions.

The offering of the Notes is being conducted in connection with the previously announced proposed acquisition (the “Merger”) of Celgene Corporation (“Celgene”), which is expected to occur in the third quarter of calendar year 2019.  The Company intends to use the net proceeds from the Notes offering to fund a portion of the aggregate cash portion of the merger consideration to be paid to Celgene shareholders in connection with the Merger and to pay related fees and expenses, with any remaining proceeds being used for general corporate purposes.  The Notes offering is not conditioned upon the consummation of the Merger.  However, if (i) the Merger has not been consummated on or prior to July 30, 2020 or (ii) prior to such date, the Company notifies the trustee in respect of the Notes that the Company will not pursue the consummation of the Merger, then the Company will be required to redeem all outstanding Notes at a special mandatory redemption price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any, to, but not including, the applicable special mandatory redemption date.

The description of the Purchase Agreement contained in this item 8.01 does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed hereto as Exhibit 1.1 to this Current Report on Form 8-K, and the terms of which are incorporated herein by reference.

The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of the dates specified therein, were solely for the benefit of the parties thereto and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company and its subsidiaries. Moreover, information concerning the subject matter of any representations, warranties and covenants may change after the dates of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company.

Certain of the financial institutions party to the Purchase Agreement, either directly or through affiliates, have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services in the ordinary course of business for the Company and in connection with the Merger for which they have received, and will receive, customary fees and commissions.

On May 7, 2019, the Company issued a press release announcing the pricing of the Notes. A copy of the related press release issued by the Company is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein in its entirety.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

The following exhibits are included as part of this Current Report on Form 8-K:

Exhibit No.	Description

1.1	Purchase Agreement, dated May 7, 2019, by and between Bristol-Myers Squibb Company and the initial purchasers named therein.

99.1	Press release of Bristol-Myers Squibb Company, dated May 7, 2019.

EXHIBIT INDEX

Exhibit No.	Description

1.1	Purchase Agreement, dated May 7, 2019, by and between Bristol-Myers Squibb Company and the initial purchasers named therein.

99.1	Press release of Bristol-Myers Squibb Company, dated May 7, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRISTOL-MYERS SQUIBB COMPANY

Dated: May 8, 2019	By:	/s/ Katherine R. Kelly
	Name:	Katherine R. Kelly
	Title:	Corporate Secretary